Exhibit 99.1

Antero Resources Announces Second Quarter 2025 Financial and Operating Results

Denver, Colorado, July 30, 2025—Antero Resources Corporation (NYSE: AR) (“Antero Resources,” “Antero,” or the “Company”) today announced its second quarter 2025 financial and operating results. The relevant consolidated financial statements are included in Antero Resources’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

Highlights:

•	Net production averaged 3.4 Bcfe/d

o	Natural gas production averaged 2.2 Bcf/d
o	Liquids production averaged 200 MBbl/d

•	Realized a pre-hedge natural gas equivalent price of $3.85 per Mcfe, which is a $0.41 per Mcfe premium to NYMEX
•	Realized a pre-hedge C3+ NGL price of $37.92 per barrel
•	Net income was $157 million and Adjusted Net Income was $110 million (Non-GAAP)
•	Adjusted EBITDAX was $379 million (Non-GAAP) and net cash provided by operating activities was $492 million, increases of 151% and 243% compared to the prior year period, respectively
•	Free Cash Flow was $262 million (Non-GAAP)
•	Net Debt during the quarter was reduced by $187 million, to $1.1 billion (Non-GAAP)
•	Purchased 3.6 million shares for approximately $126 million from April 1st through July 30th
•	Published Antero’s Annual ESG Report highlighting emissions reduction progress and significant local economic impacts

2025 Full-Year Guidance Highlights:

•	Increasing production guidance to 3.4 to 3.45 Bcfe/d, driven by strong well performance
•	Decreasing drilling and completion capital guidance to $650 to $675 million, due to continuing capital efficiency gains

Paul Rady, Chairman, CEO and President of Antero Resources commented, “For the second consecutive year we increased production guidance, while also reducing our drilling and completion capital budget. This reflects continued strong well performance combined with improving on our peer leading capital efficiency.”

Mr. Rady continued, “Looking ahead, natural gas demand is expected to grow by more than 25% by 2030 driven by LNG export growth and increasing power demand fueled by AI Data Centers. With firm transportation capacity to the Gulf Coast LNG corridor and over 20 years of premium drilling inventory, Antero is uniquely positioned to benefit from both the significant new LNG capacity and the strong regional power demand growth that is anticipated by the end of the decade.”

Michael Kennedy, CFO of Antero Resources said, “Our best-in-class low maintenance capital requirements allows us to generate substantial Free Cash Flow in 2025. During the second quarter, we used this Free Cash Flow to pay down nearly $200 million of debt and purchase $85 million of stock. Year-to-date through July 30th, we purchased 4.4 million shares, or $152 million of stock. In addition, we have paid down approximately $400 million or 30% of our total debt in the first two quarters of the year. Going forward, we plan to actively manage our return of capital strategy, continuing to use buybacks opportunistically, while maintaining our focus on further debt reduction.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income, Adjusted EBITDAX, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

2025 Guidance Update

Antero is increasing its full year 2025 production guidance to 3.4 to 3.45 Bcfe/d. The higher than expected volumes are driven by stronger well performance. Antero is decreasing its full year 2025 drilling and completion capital budget to $650 to $675 million. The lower expected spend is a result of continued capital efficiency gains.

Antero is updating its full year C3+ NGL realized price guidance to a premium of $1.00 to $2.00 per barrel to reflect second quarter 2025 actuals. Antero still expects the company’s C3+ NGL pricing premium to average $1.50 to $2.50 per barrel during the second half of 2025.

	Full Year 2025
	Revised
Full Year 2025 Guidance	Low	High
Net Daily Natural Gas Equivalent Production (Bcfe/d)	3.4	3.45
Drilling and Completion Capital Budget ($MM)	$650	$675
C3+ NGL Realized Price Premium vs Mont Belvieu ($/Bbl)	$1.00	$2.00

Note: Any 2025 guidance items not discussed in this release are unchanged from previously stated guidance.

Free Cash Flow

During the second quarter of 2025, Free Cash Flow was $262 million.

	Three Months Ended June 30,
	2024	2025
Net cash provided by operating activities	$143,499	492,358
Less: Capital expenditures	(192,385)	(208,409)
Less: Distributions to non-controlling interests in Martica	(19,282)	(21,512)
Free Cash Flow	$(68,168)	262,437
Changes in Working Capital (1)	(11,700)	(106,165)
Free Cash Flow before Changes in Working Capital	$(79,868)	156,272

(1)	Working capital adjustments in the second quarter of 2024 includes $11 million in net increases in current assets and liabilities and less than $1 million in net increases in accounts payable and accrued liabilities for additions to property and equipment. Working capital adjustments in the second quarter of 2025 includes $116 million in net increases in current assets and liabilities and $10 million in net decreases in accounts payable and accrued liabilities for additions to property and equipment.

Share Purchase Program

From April 1, 2025 to July 30, 2025 Antero purchased 3.6 million shares at an average weighted price of $34.49 per share, or an aggregate $126 million. Antero’s share purchases were at an 8% discount to the volume weighted average price per share of $37.29 per share during that same period. This illustrates the opportunistic strategy around the share buyback program. Antero has approximately $900 million of capacity remaining on its current share purchase program.

Debt Reduction

As of June 30, 2025 Antero’s total debt was $1.1 billion. Net Debt to trailing twelve month Adjusted EBITDAX was 0.8x. During the quarter, Antero reduced total debt by $187 million. Year-to-date, as of the end of the second quarter, Antero reduced debt by approximately $400 million, or 30% of total debt.

Natural Gas Hedge Program

Antero added new natural gas costless collars for 2026. These wide collars lock in attractive rates of returns with a floor price of $3.14 per MMBtu and a ceiling price of $6.31 per MMBtu. Antero did not enter into any new natural gas hedges for 2025. For more detail please see the presentation titled “Hedges and Guidance Presentation” on Antero’s website.

	Natural Gas MMBtu/d	Weighted Average Index Price ($/MMBtu)	% of Estimated Natural Gas Production (1)
2025 NYMEX Henry Hub Swap	100,000	$3.12	4%

		Weighted Average Index
	Natural Gas (MMBtu/d)	Floor Price ($/MMBtu)	Ceiling Price ($/MMBtu)	% of Estimated Natural Gas Production (1)
2026 NYMEX Henry Hub Costless Collars	500,000	$3.14	$6.31	21%

(1)	Based on the midpoint of 2025 natural gas guidance (including BTU upgrade)

Second Quarter 2025 Financial Results

Net daily natural gas equivalent production in the second quarter averaged 3.4 Bcfe/d, including 200 MBbl/d of liquids. Antero’s average realized natural gas price before hedges was $3.39 per Mcf, a $0.05 per Mcf discount to the benchmark index price. Antero’s realized natural gas price during the quarter was negatively impacted by maintenance in June on a Gulf Coast directed pipeline. This resulted in increased sales at a regional hub that is priced at a discount to the benchmark. Antero’s average realized C3+ NGL price before hedges was $37.92 per barrel.

The following table details average net production and average realized prices for the three months ended June 30, 2025:

	Three Months Ended June 30, 2025
	Natural Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGLs (Bbl/d)	Ethane (Bbl/d)	Combined Natural Gas Equivalent (MMcfe/d)
Average Net Production	2,230	7,385	116,571	76,088	3,430

	Three Months Ended June 30, 2025
	Natural Gas	Oil	C3+ NGLs	Ethane	Combined Natural Gas Equivalent
Average Realized Prices	($/Mcf)	($/Bbl)	($/Bbl)	($/Bbl)	($/Mcfe)
Average realized prices before settled derivatives	$3.39	50.15	37.92	11.34	3.85
Index price (1)	$3.44	63.74	38.07	10.11	3.44
Premium / (Discount) to Index price	$(0.05)	(13.59)	(0.15)	1.23	0.41

Settled commodity derivatives	$(0.03)	—	—	—	(0.02)
Average realized prices after settled derivatives	$3.36	50.15	37.92	11.34	3.83
Premium / (Discount) to Index price	$(0.08)	(13.59)	(0.15)	1.23	0.39

(1)	Please see Antero’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, for more information on these index and average realized prices.

All-in cash expense, which includes lease operating, gathering, compression, processing and transportation and production and ad valorem taxes was $2.48 per Mcfe in the second quarter, as compared to $2.36 per Mcfe during the second quarter of 2024. The increase was due primarily to higher gathering, compression, processing and transportation costs related to increased fuel costs as a result of higher natural gas prices. Net marketing expense was $0.06 per Mcfe during the second quarter of 2025, compared to $0.07 per Mcfe during the second quarter of 2024.

Second Quarter 2025 Operating Results

Antero placed 18 horizontal Marcellus wells to sales during the second quarter with an average lateral length of 13,500 feet. Eleven of these wells have been on line for approximately 60 days with an average rate per well of 24 MMcfe/d, including 1,200 Bbl/d of liquids per well assuming 25% ethane recovery.

Second Quarter 2025 Capital Investment

Antero’s drilling and completion capital expenditures for the three months ended June 30, 2025 were $171 million. In addition to capital invested in drilling and completion activities, the Company leased $26 million in land during the second quarter. Through this leasing, Antero added approximately 5,000 net acres, representing 20 incremental drilling locations, replenishing the 18 wells brought on line during the second quarter at an average cost of approximately $820,000 per location. In addition to the incremental locations, Antero also acquired minerals in its Marcellus area of development to increase its net revenue interest in future drilling locations.

2024 ESG Report Highlights

Antero published its 2024 ESG Report, marking the Company's 8th year reporting on its environmental, social and governance (ESG) performance. This year’s report highlights the Company’s emissions reduction progress, significant local economic impacts, increased water recycling rate and continued commitment to safety across our operations. The report can be found at www.anteroresources.com/esg.

•	Decreased absolute methane emissions (metric tons) by 77% and methane intensity by 79% since 2019
•	Reduced overall Scope 1 emissions and Scope 1 GHG intensity by 63% since 2019
•	Recycled 89% of the wastewater during the year
•	On track to achieve its 2025 Net Zero Scope 1 GHG emission goal due to the reduction in overall emissions and supplemented by the LPG stove initiative in Ghana that creates premium certified carbon offsets

Conference Call

A conference call is scheduled on Thursday, July 31, 2025 at 9:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9079 (U.S.), or 201-493-6746 (International) and reference “Antero Resources.” A telephone replay of the call will be available until Thursday, August 7, 2025 at 9:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13750396. To access the live webcast and view the related earnings conference call presentation, visit Antero's website at www.anteroresources.com. The webcast will be archived for replay until Thursday, August 7, 2025 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteroresources.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures

Adjusted Net Income

Adjusted Net Income as set forth in this release represents net income, adjusted for certain items. Antero believes that Adjusted Net Income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies. Adjusted Net Income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance. The GAAP measure most directly comparable to Adjusted Net Income is net income. The following table reconciles net income to Adjusted Net Income (in thousands):

	Three Months Ended June 30,
	2024	2025
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(79,806)	156,585
Net income and comprehensive income attributable to noncontrolling interests	5,208	9,988
Unrealized commodity derivative (gains) losses	11,479	(59,763)
Amortization of deferred revenue, VPP	(6,739)	(6,298)
Loss (gain) on sale of assets	(18)	546
Impairment of property and equipment	313	6,297
Equity-based compensation	17,151	15,855
Loss on early extinguishment of debt	—	729
Equity in earnings of unconsolidated affiliate	(20,881)	(30,563)
Contract termination, loss contingency and settlements	3,009	13,596
Tax effect of reconciling items (1)	(938)	13,021
	(71,222)	119,993
Martica adjustments (2)	(3,225)	(9,988)
Adjusted Net Income (Loss)	$(74,447)	110,005

Diluted Weighted Average Common Shares Outstanding (3)	310,806	313,184

(1)	Deferred taxes were approximately 22% for 2024 and 2025.
(2)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above
(3)	Diluted weighted average shares outstanding does not include securities that would have had an anti-dilutive effect on the computation of diluted earnings per share. Anti-dilutive weighted average shares outstanding were 5.8 million for the three months ended June 30, 2024. There were no material anti-dilutive weighted average shares outstanding for the three months ended June 30, 2025.

Net Debt

Net Debt is calculated as total long-term debt less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total long-term debt to Net Debt as used in this release (in thousands):

	December 31,	June 30,
	2024	2025
Credit Facility	$393,200	140,000
8.375% senior notes due 2026	96,870	—
7.625% senior notes due 2029	407,115	365,353
5.375% senior notes due 2030	600,000	600,000
Unamortized debt issuance costs	(7,955)	(6,684)
Total long-term debt	$1,489,230	1,098,669
Less: Cash and cash equivalents	—	—
Net Debt	$1,489,230	1,098,669

Free Cash Flow

Free Cash Flow is a measure of financial performance not calculated under GAAP and should not be considered in isolation or as a substitute for cash flow from operating, investing, or financing activities, as an indicator of cash flow or as a measure of liquidity. The Company defines Free Cash Flow as net cash provided by operating activities, less capital expenditures, which includes additions to unproved properties, drilling and completion costs and additions to other property and equipment, less distributions to non-controlling interests in Martica.

The Company has not provided projected net cash provided by operating activities or a reconciliation of Free Cash Flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts.

Free Cash Flow is a useful indicator of the Company’s ability to internally fund its activities, service or incur additional debt and estimate our ability to return capital to shareholders. There are significant limitations to using Free Cash Flow as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating Free Cash Flow reported by different companies. Free Cash Flow does not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted EBITDAX

Adjusted EBITDAX is a non-GAAP financial measure that we define as net income, adjusted for certain items detailed below.

Adjusted EBITDAX as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income or loss, net income or loss, cash flows provided by operating, investing, and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDAX provides no information regarding our capital structure, borrowings, interest costs, capital expenditures, working capital movement, or tax position. Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations. However, our management team believes Adjusted EBITDAX is useful to an investor in evaluating our financial performance because this measure:

•	is widely used by investors in the oil and natural gas industry to measure operating performance without regard to items excluded from the calculation of such term, which may vary substantially from company to company depending upon accounting methods and the book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital and legal structure from our operating structure;

•	is used by our management team for various purposes, including as a measure of our operating performance, in presentations to our Board of Directors, and as a basis for strategic planning and forecasting: and

•	is used by our Board of Directors as a performance measure in determining executive compensation.

There are significant limitations to using Adjusted EBITDAX as a measure of performance, including the inability to analyze the effects of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations of different companies, and the different methods of calculating Adjusted EBITDAX reported by different companies.

The GAAP measures most directly comparable to Adjusted EBITDAX are net income and net cash provided by operating activities. The following table represents a reconciliation of Antero’s net income, including noncontrolling interest, to Adjusted EBITDAX and a reconciliation of Antero’s Adjusted EBITDAX to net cash provided by operating activities per our condensed consolidated statements of cash flows, in each case, for the three months ended June 30, 2024 and 2025 (in thousands). Adjusted EBITDAX also excludes the noncontrolling interests in Martica, and these adjustments are disclosed in the table below as Martica related adjustments.

	Three Months Ended June 30,
	2024	2025
Reconciliation of net income (loss) to Adjusted EBITDAX:
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(79,806)	156,585
Net income and comprehensive income attributable to noncontrolling interests	5,208	9,988
Unrealized commodity derivative (gains) losses	11,479	(59,763)
Amortization of deferred revenue, VPP	(6,739)	(6,298)
Loss (gain) on sale of assets	(18)	546
Interest expense, net	32,681	19,954
Loss on early extinguishment of debt	—	729
Income tax expense (benefit)	(17,288)	48,190
Depletion, depreciation, amortization and accretion	189,413	188,531
Impairment of property and equipment	313	6,297
Exploration expense	643	648
Equity-based compensation expense	17,151	15,855
Equity in earnings of unconsolidated affiliate	(20,881)	(30,563)
Dividends from unconsolidated affiliate	31,284	31,314
Contract termination, loss contingency, transaction expense and other	3,020	13,627
	166,460	395,640
Martica related adjustments (1)	(15,058)	(16,176)
Adjusted EBITDAX	$151,402	379,464

Reconciliation of our Adjusted EBITDAX to net cash provided by operating activities:
Adjusted EBITDAX	$151,402	379,464
Martica related adjustments (1)	15,058	16,176
Interest expense, net	(32,681)	(19,954)
Amortization of debt issuance costs and other	613	356
Exploration expense	(643)	(648)
Changes in current assets and liabilities	11,392	116,475
Contract termination, loss contingency, transaction expense and other	(214)	(318)
Other items	(1,428)	807
Net cash provided by operating activities	$143,499	492,358

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Twelve
Months Ended
June 30, 2025
Reconciliation of net income to Adjusted EBITDAX:
Net income and comprehensive income attributable to Antero Resources Corporation	$478,858
Net income and comprehensive income attributable to noncontrolling interests	40,804
Unrealized commodity derivative losses	6,913
Amortization of deferred revenue, VPP	(26,152)
Loss on sale of assets	663
Interest expense, net	98,661
Loss on early extinguishment of debt	4,156
Income tax benefit	(4,534)
Depletion, depreciation, amortization, and accretion	760,985
Impairment of property and equipment	53,845
Exploration	2,689
Equity-based compensation expense	64,234
Equity in earnings of unconsolidated affiliate	(108,783)
Dividends from unconsolidated affiliate	125,256
Contract termination, loss contingency, transaction expense and other	13,983
1,511,578
Martica related adjustments (1)	(63,850)
Adjusted EBITDAX	$1,447,728

(1)	Adjustments reflect noncontrolling interests in Martica not otherwise adjusted in amounts above.

Drilling and Completion Capital Expenditures

For a reconciliation between cash paid for drilling and completion capital expenditures and drilling and completion accrued capital expenditures during the period, please see the capital expenditures section below (in thousands):

	Three Months Ended June 30,
	2024	2025
Drilling and completion costs (cash basis)	$173,323	181,200
Change in accrued capital costs	(9,116)	(10,531)
Adjusted drilling and completion costs (accrual basis)	$164,207	170,669

Notwithstanding their use for comparative purposes, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures employed by other companies.

This release includes "forward-looking statements." Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential,” or “continue,” “goal,” “target,” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Resources’ control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Resources expects, believes or anticipates will or may occur in the future, such as those regarding our financial strategy, future operating results, financial position, estimated revenues and losses, projected costs, estimated realized natural gas, NGL and oil prices, prospects, plans and objectives of management, return of capital program, expected results, impacts of geopolitical, including the conflicts in Ukraine and in the Middle East, and world health events, future commodity prices, future production targets, including those related to certain levels of production, future earnings, leverage targets and debt repayment, future capital spending plans, improved and/or increasing capital efficiency, expected drilling and development plans, projected well costs and cost savings initiatives, operations of Antero Midstream, future financial position, the participation level of our drilling partner and the financial and production results to be achieved as a result of that drilling partnership, the other key assumptions underlying our projections, the impact of recently enacted legislation, and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on management’s current beliefs, based on currently available information, as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this release. Although Antero Resources believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Resources expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, incidental to our business, most of which are difficult to predict and many of which are beyond the Antero Resources’ control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain or other disruption, availability and cost of drilling, completion and production equipment and services, environmental risks, drilling and completion and other operating risks, marketing and transportation risks, regulatory changes or changes in law, changes in emission calculation methods, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flows and access to capital, the timing of development expenditures, conflicts of interest among our stockholders, impacts of geopolitical, including the conflicts in Ukraine and the Middle East, and world health events, cybersecurity risks, the state of markets for, and availability of, verified quality carbon offsets and the other risks described under the heading " Risk Factors" in Antero Resources’ Annual Report on Form 10-K for the year ended December 31, 2024 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

For more information, contact Daniel Katzenberg, Director - Finance and Investor Relations of Antero Resources at (303) 357-7219 or dkatzenberg@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

(In thousands, except per share amounts)

		(Unaudited)
	December 31,	June 30,
	2024	2025
Assets
Current assets:
Accounts receivable	$34,413	31,650
Accrued revenue	453,613	367,895
Derivative instruments	1,050	1,137
Prepaid expenses	12,423	9,591
Other current assets	6,047	17,261
Total current assets	507,546	427,534
Property and equipment:
Oil and gas properties, at cost (successful efforts method):
Unproved properties	879,483	883,170
Proved properties	14,395,680	14,540,908
Gathering systems and facilities	5,802	5,802
Other property and equipment	105,871	109,318
	15,386,836	15,539,198
Less accumulated depletion, depreciation and amortization	(5,699,286)	(5,883,318)
Property and equipment, net	9,687,550	9,655,880
Operating leases right-of-use assets	2,549,398	2,397,054
Derivative instruments	1,296	947
Investment in unconsolidated affiliate	231,048	249,163
Other assets	33,212	35,495
Total assets	$13,010,050	12,766,073
Liabilities and Equity
Current liabilities:
Accounts payable	$62,213	39,901
Accounts payable, related parties	111,066	107,293
Accrued liabilities	402,591	312,832
Revenue distributions payable	315,932	364,053
Derivative instruments	31,792	34,019
Short-term lease liabilities	493,894	514,292
Deferred revenue, VPP	25,264	24,390
Other current liabilities	3,175	7,949
Total current liabilities	1,445,927	1,404,729
Long-term liabilities:
Long-term debt	1,489,230	1,098,669
Deferred income tax liability, net	693,341	795,816
Derivative instruments	17,233	15,635
Long-term lease liabilities	2,050,337	1,878,718
Deferred revenue, VPP	35,448	23,794
Other liabilities	62,001	64,205
Total liabilities	5,793,517	5,281,566
Commitments and contingencies
Equity:
Stockholders' equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 311,165 and 309,869 shares issued and outstanding as of December 31, 2024 and June 30, 2025, respectively	3,111	3,098
Additional paid-in capital	5,909,373	5,867,226
Retained earnings	1,109,166	1,435,298
Total stockholders' equity	7,021,650	7,305,622
Noncontrolling interests	194,883	178,885
Total equity	7,216,533	7,484,507
Total liabilities and equity	$13,010,050	12,766,073

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,
	2024	2025
Revenue and other:
Natural gas sales	$374,568	688,753
Natural gas liquids sales	489,191	480,757
Oil sales	63,458	33,700
Commodity derivative fair value gains (losses)	(5,585)	53,409
Marketing	49,418	33,743
Amortization of deferred revenue, VPP	6,739	6,298
Other revenue and income	865	833
Total revenue	978,654	1,297,493
Operating expenses:
Lease operating	29,759	37,244
Gathering, compression, processing and transportation	663,442	701,722
Production and ad valorem taxes	41,933	34,830
Marketing	70,807	51,988
Exploration	643	648
General and administrative (including equity-based compensation expense of $17,151 and $15,855 in 2024 and 2025, respectively)	59,428	57,183
Depletion, depreciation and amortization	188,633	187,589
Impairment of property and equipment	313	6,297
Accretion of asset retirement obligations	780	942
Contract termination, loss contingency and settlements	3,009	13,596
Loss (gain) on sale of assets	(18)	546
Other operating expense	11	25
Total operating expenses	1,058,740	1,092,610
Operating income (loss)	(80,086)	204,883
Other income (expense):
Interest expense, net	(32,681)	(19,954)
Equity in earnings of unconsolidated affiliate	20,881	30,563
Loss on early extinguishment of debt	—	(729)
Total other income (expense)	(11,800)	9,880
Income (loss) before income taxes	(91,886)	214,763
Income tax benefit (expense)	17,288	(48,190)
Net income (loss) and comprehensive income (loss) including noncontrolling interests	(74,598)	166,573
Less: net income and comprehensive income attributable to noncontrolling interests	5,208	9,988
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(79,806)	156,585

Net income (loss) per common share—basic	$(0.26)	0.50
Net income (loss) per common share—diluted	$(0.26)	0.50

Weighted average number of common shares outstanding:
Basic	310,806	310,323
Diluted	310,806	313,184

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2024	2025
Cash flows provided by (used in) operating activities:
Net income (loss) including noncontrolling interests	$(39,926)	386,039
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	380,664	375,822
Impairments	5,503	11,915
Commodity derivative fair value losses (gains)	(3,861)	18,262
Gains (losses) on settled commodity derivatives	7,262	(17,371)
Deferred income tax expense (benefit)	(11,202)	102,475
Equity-based compensation expense	33,228	31,000
Equity in earnings of unconsolidated affiliate	(44,228)	(59,224)
Dividends of earnings from unconsolidated affiliate	62,569	62,628
Amortization of deferred revenue	(13,477)	(12,528)
Amortization of debt issuance costs and other	1,328	823
Settlement of asset retirement obligations	(1,680)	(71)
Contract termination, loss contingency and settlements	3,006	12,001
Loss (gain) on sale of assets	170	(29)
Loss on early extinguishment of debt	—	3,628
Changes in current assets and liabilities:
Accounts receivable	19,067	2,763
Accrued revenue	38,354	85,718
Prepaid expenses and other current assets	6,547	(8,382)
Accounts payable including related parties	6,616	(15,139)
Accrued liabilities	(14,830)	(85,528)
Revenue distributions payable	(32,406)	48,121
Other current liabilities	2,405	7,174
Net cash provided by operating activities	405,109	950,097
Cash flows provided by (used in) investing activities:
Additions to unproved properties	(43,571)	(56,640)
Drilling and completion costs	(362,228)	(356,334)
Additions to other property and equipment	(9,035)	(1,580)
Proceeds from asset sales	418	11,522
Change in other assets	291	(2,348)
Net cash used in investing activities	(414,125)	(405,380)
Cash flows provided by (used in) financing activities:
Repurchases of common stock	—	(84,966)
Repayment of senior notes	—	(141,733)
Borrowings on Credit Facility	1,950,000	2,291,800
Repayments on Credit Facility	(1,871,200)	(2,545,000)
Distributions to noncontrolling interests in Martica Holdings LLC	(42,899)	(37,481)
Employee tax withholding for settlement of equity-based compensation awards	(26,355)	(26,618)
Other	(530)	(719)
Net cash provided by (used in) financing activities	9,016	(544,717)
Net increase in cash and cash equivalents	—	—
Cash and cash equivalents, beginning of period	—	—
Cash and cash equivalents, end of period	$—	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$63,512	48,043
Decrease in accounts payable and accrued liabilities for additions to property and equipment	$(2,967)	(29,581)

The following table sets forth selected financial data for the three months ended June 30, 2024 and 2025 (in thousands):

	(Unaudited)
	Three Months Ended		Amount of
	June 30,		Increase	Percent
	2024	2025	(Decrease)	Change
Revenue:
Natural gas sales	$374,568	688,753	314,185	84%
Natural gas liquids sales	489,191	480,757	(8,434)	(2)%
Oil sales	63,458	33,700	(29,758)	(47)%
Commodity derivative fair value gains (losses)	(5,585)	53,409	58,994	*
Marketing	49,418	33,743	(15,675)	(32)%
Amortization of deferred revenue, VPP	6,739	6,298	(441)	(7)%
Other revenue and income	865	833	(32)	(4)%
Total revenue	978,654	1,297,493	318,839	33%
Operating expenses:
Lease operating	29,759	37,244	7,485	25%
Gathering and compression	222,139	236,830	14,691	7%
Processing	269,985	284,040	14,055	5%
Transportation	171,318	180,852	9,534	6%
Production and ad valorem taxes	41,933	34,830	(7,103)	(17)%
Marketing	70,807	51,988	(18,819)	(27)%
Exploration	643	648	5	1%
General and administrative (excluding equity-based compensation)	42,277	41,328	(949)	(2)%
Equity-based compensation	17,151	15,855	(1,296)	(8)%
Depletion, depreciation and amortization	188,633	187,589	(1,044)	(1)%
Impairment of property and equipment	313	6,297	5,984	1,912%
Accretion of asset retirement obligations	780	942	162	21%
Contract termination and loss contingency	3,009	13,596	10,587	352%
Loss (gain) on sale of assets	(18)	546	564	*
Other operating expense	11	25	14	127%
Total operating expenses	1,058,740	1,092,610	33,870	3%
Operating income (loss)	(80,086)	204,883	284,969	*
Other earnings (expenses):
Interest expense, net	(32,681)	(19,954)	12,727	(39)%
Equity in earnings of unconsolidated affiliate	20,881	30,563	9,682	46%
Loss on early extinguishment of debt	—	(729)	(729)	*
Total other income (expense)	(11,800)	9,880	21,680	*
Income (loss) before income taxes	(91,886)	214,763	306,649	*
Income tax (expense) benefit	17,288	(48,190)	(65,478)	*
Net income (loss) and comprehensive income (loss) including noncontrolling interests	(74,598)	166,573	241,171	*
Less: net income and comprehensive income attributable to noncontrolling interests	5,208	9,988	4,780	92%
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(79,806)	156,585	236,391	*

Adjusted EBITDAX	$151,402	379,464	228,062	151%

* Not meaningful

The following table sets forth selected financial data for the three months ended June 30, 2024 and 2025:

	(Unaudited)
	Three Months Ended		Amount of
	June 30,		Increase	Percent
	2024	2025	(Decrease)	Change
Production data (1) (2):
Natural gas (Bcf)	196	203	7	4%
C2 Ethane (MBbl)	7,811	6,924	(887)	(11)%
C3+ NGLs (MBbl)	10,514	10,608	94	1%
Oil (MBbl)	952	672	(280)	(29)%
Combined (Bcfe)	311	312	1	*
Daily combined production (MMcfe/d)	3,420	3,430	10	*
Average prices before effects of derivative settlements (3):
Natural gas (per Mcf)	$1.92	3.39	1.47	77%
C2 Ethane (per Bbl) (4)	$8.42	11.34	2.92	35%
C3+ NGLs (per Bbl)	$40.27	37.92	(2.35)	(6)%
Oil (per Bbl)	$66.66	50.15	(16.51)	(25)%
Weighted Average Combined (per Mcfe)	$2.98	3.85	0.87	29%
Average realized prices after effects of derivative settlements (3):
Natural gas (per Mcf)	$1.94	3.36	1.42	73%
C2 Ethane (per Bbl) (4)	$8.42	11.34	2.92	35%
C3+ NGLs (per Bbl)	$40.44	37.92	(2.52)	(6)%
Oil (per Bbl)	$66.50	50.15	(16.35)	(25)%
Weighted Average Combined (per Mcfe)	$3.00	3.83	0.83	28%
Average costs (per Mcfe):
Lease operating	$0.10	0.12	0.02	20%
Gathering and compression	$0.71	0.76	0.05	7%
Processing	$0.87	0.91	0.04	5%
Transportation	$0.55	0.58	0.03	5%
Production and ad valorem taxes	$0.13	0.11	(0.02)	(15)%
Marketing expense, net	$0.07	0.06	(0.01)	(14)%
General and administrative (excluding equity-based compensation)	$0.14	0.13	(0.01)	(7)%
Depletion, depreciation, amortization and accretion	$0.61	0.60	(0.01)	(2)%

* Not meaningful

(1)	Production data excludes volumes related to VPP transaction.

(2)	Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and may not reflect their relative economic value.

(3)	Average sales prices shown in the table reflect both the before and after effects of the Company’s settled commodity derivatives. The calculation of such after effects includes gains on settlements of commodity derivatives, which do not qualify for hedge accounting because the Company does not designate or document them as hedges for accounting purposes. Oil and NGLs production was converted at 6 Mcf per Bbl to calculate total Bcfe production and per Mcfe amounts. This ratio is an estimate of the equivalent energy content of the products and does not necessarily reflect their relative economic value.

(4)	The average realized price for the three months ended June 30, 2024 and 2025 includes $0.1 million and $0.5 million, respectively, of proceeds related to a take-or-pay contract. Excluding the effect of these proceeds, the average realized price for ethane before and after the effects of derivatives for the three months ended June 30, 2024 and 2025 would have been $8.41 per Bbl and $11.27 per Bbl, respectively.